UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2025

Stryker Corporation

(Exact name of Registrant as Specified in Its Charter)

Michigan	001-13149	38-1239739
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1941 Stryker Way Portage, Michigan	49002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (269) 385-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 Par Value	SYK	New York Stock Exchange
2.125% Notes due 2027	SYK27	New York Stock Exchange
3.375% Notes due 2028	SYK28	New York Stock Exchange
0.750% Notes due 2029	SYK29	New York Stock Exchange
2.625% Notes due 2030	SYK30	New York Stock Exchange
1.000% Notes due 2031	SYK31	New York Stock Exchange
3.375% Notes due 2032	SYK32	New York Stock Exchange
3.625% Notes due 2036	SYK36	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stryker Corporation (the “Company”) announced on December 4, 2025 that Spencer Stiles, who currently serves as Group President, Orthopaedics, has been appointed President and Chief Operating Officer of the Company effective January 1, 2026.

Dylan Crotty, who currently serves as President, Instruments, has been promoted to succeed Mr. Stiles as Group President, Orthopaedics effective January 1, 2026.

There are no arrangements or understandings between Mr. Stiles or Mr. Crotty and any person pursuant to which Mr. Stiles or Mr. Crotty were selected as an officer, and no family relationships exist between Mr. Stiles nor Mr. Crotty and any director or executive officer of the Company. Neither Mr. Stiles nor Mr. Crotty is a party to any transaction to which the Company is or was a participant and in which Mr. Stiles or Mr. Crotty have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Biographical Information

Mr. Stiles, age 49, has served as Group President of Orthopaedics since 2019. Throughout his 27-year career at the Company, he has held leadership roles across Orthopaedics as well as MedSurg and Neurotechnology and has overseen international regions and key supporting functions. Mr. Stiles graduated from Miami University with a bachelor’s degree in business and received his MBA from the University of Nebraska.

Mr. Crotty, age 49, has served as President, Instruments since 2018. Throughout his 27-year career at the Company, Mr. Crotty has held leadership roles across MedSurg and Neurotechnology as well as Trauma & Extremities and Europe. Mr. Crotty graduated from Hope College with a bachelor’s degree in business administration.

Letter Agreement with Mr. Stiles

Pursuant to the letter agreement establishing Mr. Stiles’s compensation in his new role, Mr. Stiles’s annualized base salary rate will increase to $1,000,000 effective January 1, 2026. Mr. Stiles’s bonus target will be 100% of his annual base salary determined based on the applicable plan terms. In addition, a recommendation will be made to the Compensation and Human Capital Committee of the Board of Directors of the Company to approve awards to Mr. Stiles under the Company’s long-term incentive plan in February 2026. The awards would have an aggregate target value equal to approximately $6,000,000, comprised of 40% stock options (vesting 20% on each of the first five anniversary dates of the grant date) and 60% performance stock units (vesting on March 21 of the year following a three-year performance cycle, subject to the achievement of pre-established performance goals).

Letter Agreement with Mr. Crotty

Pursuant to the letter agreement establishing Mr. Crotty’s compensation in his new role, Mr. Crotty’s annualized base salary rate will increase to $700,000 effective January 1, 2026. Mr. Crotty’s bonus target will be 85% of his annual base salary determined based on the applicable plan terms. In addition, a recommendation will be made to the Compensation and Human Capital Committee of the Board of Directors of the Company to approve awards to Mr. Crotty under the Company’s long-term incentive plan in February 2026. The awards would have an aggregate target value equal to approximately $3,000,000, comprised of 40% stock options (vesting 20% on each of the first five anniversary dates of the grant date) and 60% performance stock units (vesting on March 21 of the year following a three-year performance cycle, subject to the achievement of pre-established performance goals).

The summary descriptions of the letter agreements with Mr. Stiles and Mr. Crotty contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by, and should be read in conjunction with, the complete text of such agreements that are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 4, 2025, the Company issued a press release announcing the transition described in Item 5.02 above, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any filing of the Company, whether made before, on, or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter Agreement, dated December 2, 2025, between Stryker Corporation and Spencer Stiles.

10.2 Letter Agreement, dated December 2, 2025, between Stryker Corporation and Dylan Crotty.

99.1 Press Release dated December 4, 2025.

104 The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

Dated: December 4, 2025	By:	/s/ Tina S. French
Name: Tina S. French
Title: Corporate Secretary